Exhibit 99.1

GAP INC. APPOINTS CHRIS O'NEILL TO ITS BOARD OF DIRECTORS
Evernote CEO Brings More Than a Decade of Leadership Experience from Top Tech Firms

SAN FRANCISCO - November 14, 2017 - Gap Inc. (NYSE: GPS) today announced that Chris O’Neill has been elected to serve on the Gap Inc. board of directors, effective February 4, 2018.

Mr. O’Neill, 44, is currently chief executive officer of Evernote Corporation. Since joining the company in 2015, Mr. O’Neill has overseen the increase of Evernote’s base to over 220 million users globally and established strong financial and operational foundations to sustain Evernote’s future growth. Tasked with leading Evernote through its next stage, Mr. O’Neill is focused on delivering product innovation and continuing Evernote's global expansion.

Prior to joining Evernote, Mr. O’Neill spent 10 years in numerous leadership roles with Google, including Google [x], the company’s experimental research and development organization. Mr. O’Neill is also credited for his work as Managing Director of Google Canada where he doubled the Canadian business in just under three years.

“Chris is a proven leader in the technology industry and brings a wealth of knowledge, experience, and creativity to our board of directors,” said Bob Fisher, chairman of the board, Gap Inc. “His expertise will be a great asset to the company as we enter our next phase of growth.”

In addition to being a member of Gap Inc.'s board of directors, Mr. O’Neill previously served on the boards of Tim Hortons and Shop.org, the National Retail Federation’s digital division.

“Gap Inc. has had a profound impact on the retail industry,” said Mr. O’Neill. "I’m honored to join Gap Inc.’s board of directors and help the company as it evolves and focuses on its balanced growth strategy."

Mr. O’Neill holds a Bachelor of Arts (Economics) from University of Western Ontario and a Master of Business Administration from Dartmouth College.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, Intermix, and Weddington Way brands. Fiscal year 2016 net sales were $15.5 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com